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EXHIBIT 8.1

[WITHERSPOON, KELLEY, DAVENPORT & TOOLE LETTERHEAD]

September 12, 2003

Sterling Financial Corporation
North 111 Wall Street
Spokane, Washington 99201

RE:
Agreement and Plan of Merger dated as of July 14, 2003, by and between Sterling Financial Corporation and Klamath First Bancorp, Inc.

Ladies and Gentlemen:

        We have acted as counsel to Sterling Financial Corporation ("Sterling"), a Washington corporation, in connection with the proposed merger (the "Merger") of Klamath First Bancorp, Inc. ("Klamath"), an Oregon corporation, with and into Sterling. Upon consummation of the Merger, Sterling shall be the surviving corporation. The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of July 14, 2003, between Sterling and Klamath (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. At your request, this opinion is being delivered in connection with Sterling's registration statement on Form S-4 relating to the proposed Merger (the "Registration Statement") to which this opinion appears as an exhibit.

        You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger will qualify as a statutory merger under the applicable laws of the states of Washington and Oregon; (iii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct as of the date hereof and at the Effective Time; (iv) the representations made by Sterling and Klamath in the Merger Agreement and in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct as of the date hereof and at the Effective Time; and (v) any representations made in the Merger Agreement or in the Representation Letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

        We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement the opinion expressed herein may be inapplicable. Out opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

        Subject to the foregoing and the qualifications and limitations set forth herein, and assuming the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto), the

Washington Business Corporation Act, the Oregon Business Corporation Act, and as described in the Registration Statement, we are of the opinion that for United States federal income tax purposes:

            (i)  The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code:

           (ii)  Sterling and Klamath will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (iii)  No gain or loss will be recognized by Sterling or Klamath as a result of the Merger;

          (iv)  No gain or loss will be recognized by Klamath shareholders who receive shares of Sterling Common Stock in exchange for all of their Klamath Common Stock, except with respect to consideration received that does not constitute stock of Sterling, including any cash payment and any cash received in lieu of fractional shares; and

           (v)  The aggregate tax basis of the Sterling Common Stock received by Klamath shareholders who exchange all of their Klamath Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Klamath Common Stock exchanged therefore (reduced by any amount allowable to a fractional share interest for which cash is received).

        We express our opinion herein only as to those matters specifically set forth herein and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of Washington, and we do not express any opinion herein concerning any law other than the federal income tax laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein.

Very truly yours,
/s/ Witherspoon, Kelley, Davenport & Toole, P.S. WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.

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  EXHIBIT 8.1